As filed with the Securities and Exchange Commission on September 2, 2008
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEWLETT-PACKARD COMPANY
(Exact name of issuer as specified in its charter)

Delaware	3000 Hanover Street, Palo Alto, California 94304	94-1081436
(State or other jurisdiction of incorporation or organization)	(Address and zip code of principal executive offices)	(I.R.S. Employer Identification No.)

Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation
Transition Incentive Plan of Electronic Data Systems Corporation
2002 Transition Inducement Plan of Electronic Data Systems Corporation
1997 Nonqualified Stock Option Plan of Electronic Data Systems Corporation
2000 Nonqualified Stock Option Plan of Electronic Data Systems Corporation
(Full title of the plan)

Paul T. Porrini
Vice President, Deputy General Counsel and Assistant Secretary
3000 Hanover Street, Palo Alto, California 94304
(Name and address of agent for service)

(650) 857-1501
(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be	Proposed maximum offering price	Proposed maximum aggregate offering	Amount of
	registered (1)	per share	price	registration fee
Hewlett-Packard Company Common Stock, $.01 par value per share ("Common Stock"), to be issued under the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation	5,294,141 shares(2)10,655,884 shares(3) 23,912,543 shares(4)	$40.14(5) $47.01(6) $47.01(6)	$212,506,820(5)$500,933,107(6)$1,124,128,646(6)	$8,352 $19,687 $44,178
Common Stock to be issued under the Transition Incentive Plan of Electronic Data Systems Corporation	1,054 shares(2)	$104.09(5)	$109,711(5)	$4
Common Stock to be issued under the 2002 Transition Inducement Plan of Electronic Data Systems Corporation	315,565 shares(2) 9,538 shares(3)	$39.66(5) $47.01(6)	$12,515,308(5)$448,381(6)	$492 $18

Common Stock to be issued under the 1997 Nonqualified Stock Option Plan of Electronic Data Systems Corporation	379,529 shares(2)	$68.06(5)	$25,830,744(5)	$1,015
Common Stock to be issued under the 2000 Nonqualified Stock Option Plan of Electronic Data Systems Corporation	26,053 shares(2)	$109.54(5)	$2,853,846(5)	$112
Total	40,594,307 shares		$1,879,326,563	$73,858(7)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation (formerly, the Amended and Restated Incentive Plan of Electronic Data Systems Corporation and the 1996 Incentive Plan of Electronic Data Systems Corporation), the Transition Incentive Plan of Electronic Data Systems Corporation, the 2002 Transition Inducement Plan of Electronic Data Systems Corporation, the 1997 Nonqualified Stock Option Plan of Electronic Data Systems Corporation (also known as PerformanceShare) and the 2000 Nonqualified Stock Option Plan of Electronic Data Systems Corporation (also known as the EDS Global Share Plan) (collectively, the “Plans”) by reason of any stock dividend, stock split, capitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2)	Pursuant to the Agreement and Plan of Reorganization entered into as of May 13, 2008 (the “Merger Agreement”) by and among Hewlett-Packard Company, Hawk Merger Corporation and Electronic Data Systems Corporation (“EDS”), the Registrant assumed all of the outstanding options to purchase common stock of EDS under the Plans and such options became exercisable to purchase shares of Common Stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option.

(3)	Pursuant to the Merger Agreement, all of the outstanding restricted stock units of EDS issued under the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation and the 2002 Transition Inducement Plan of Electronic Data Systems Corporation were converted into restricted stock units of the Registrant, subject to appropriate adjustments to the number of shares.

(4)	Represents shares available for future issuance pursuant to the assumption of the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of the outstanding options.

(6)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) and (c) of the Securities Act on the basis of $47.01 per share, the average of the high and low prices of the Common Stock on August 29, 2008, as reported on the New York Stock Exchange.

(7)	The total filing fee for all securities registered herein of $73,858 is offset pursuant to Rule 457(p) of the Securities Act by filing fees totaling $73,858 previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (333-115590) initially filed on May 18, 2004 by EDS.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        Hewlett-Packard Company (“HP”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

       (a)        HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007 filed with the Commission on December 18, 2007 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

       (b)        All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by HP’s Annual Report referred to in (a) above; and

       (c)        The description of our common stock contained in our registration statement on Form 8-A/A filed with the Commission on June 23, 2006, and any amendment or report filed with the Commission for the purposes of updating such description.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interest of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

        Our certificate of incorporation contains a provision eliminating the personal liability of our directors to HP or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.

        Our bylaws provide for the indemnification of our directors and officers to the maximum extent permitted by Delaware law. Our bylaws also provide:

                     (i)       that we are authorized to enter into individual indemnification contracts with our directors and officers to the fullest extent not prohibited by Delaware law, and

                     (ii)       that we shall not be required to indemnify any director or officer if (a) the director or officer has not met the standard of conduct which makes indemnification permissible under Delaware law, or (b) the proceeding for which indemnification is sought was initiated by such director or officer and such proceeding was not authorized by the board of directors.

        HP maintains liability insurance for our directors and officers. HP has also agreed to indemnify certain officers against certain claims by their former employers as a result of their employment by HP.

        In addition, our bylaws give us the power to indemnify our employees and agents to the fullest extent permitted by Delaware law.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Description
4.1	Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation.
4.2	Transition Incentive Plan of Electronic Data Systems Corporation.
4.3	2002 Transition Inducement Plan of Electronic Data Systems Corporation.
4.4	1997 Nonqualified Stock Option Plan of Electronic Data Systems Corporation.
4.5	2000 Nonqualified Stock Option Plan of Electronic Data Systems Corporation.
5	Opinion re legality.
23.1	Consent of Counsel (included in Exhibit 5).
23.2	Consent of Independent Registered Public Accounting Firm.
24	Power of Attorney (included on the signature pages of this Registration Statement).

Item 9. Undertakings

       A.        The undersigned Registrant hereby undertakes:

                  (1)        to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i)        to include any prospectus required by Section 10(a)(3) of the Securities Act.

                            (ii)       to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement – notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

                            (iii)       to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

              (2)        that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              (3)        to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4)        that, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

               (5)        that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                            (i)        any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

                            (ii)       any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

                            (iii)      the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

                            (iv)      any other communication that is an offer in the offering made by the Registrant to the purchaser.

       B.        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       C.        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on September 2, 2008.

Hewlett-Packard Company
By: /s/ Paul T. Porrini
Paul T. Porrini Vice President, Deputy General Counsel and Assistant Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Hewlett-Packard Company, a Delaware corporation, do hereby constitute and appoint Michael J. Holston, Paul T. Porrini and Catherine A. Lesjak, and each of them individually, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which such attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable such corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all such attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

Chairman, Chief Executive Officer
/s/ Mark V. Hurd	and President	September 2, 2008
Mark V. Hurd	(Principal Executive Officer)

Executive Vice President and
/s/ Catherine A. Lesjak	Chief Financial Officer	September 2, 2008
Catherine A. Lesjak	(Principal Financial Officer)

/s/ James T. Murrin	Senior Vice President and Controller	September 2, 2008
James T. Murrin	(Principal Accounting Officer)

/s/ Lawrence T. Babbio, Jr.	Director	September 2, 2008
Lawrence T. Babbio, Jr.

/s/ Sari M. Baldauf	Director	September 2, 2008
Sari M. Baldauf

/s/ Richard A. Hackborn	Director	September 2, 2008
Richard A. Hackborn

/s/ John H. Hammergren	Director	September 2, 2008
John H. Hammergren

/s/ Joel Z. Hyatt	Director	September 2, 2008
Joel Z. Hyatt

/s/ John R. Joyce	Director	September 2, 2008
John R. Joyce

/s/ Robert L. Ryan	Director	September 2, 2008
Robert L. Ryan

/s/ Lucille S. Salhany	Director	September 2, 2008
Lucille S. Salhany

/s/ G. Kennedy Thompson	Director	September 2, 2008
G. Kennedy Thompson

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation.
4.2	Transition Incentive Plan of Electronic Data Systems Corporation.
4.3	2002 Transition Inducement Plan of Electronic Data Systems Corporation.
4.4	1997 Nonqualified Stock Option Plan of Electronic Data Systems Corporation.
4.5	2000 Nonqualified Stock Option Plan of Electronic Data Systems Corporation.
5	Opinion re legality.
23.1	Consent of Counsel (included in Exhibit 5).
23.2	Consent of Independent Registered Public Accounting Firm.
24	Power of Attorney (included on the signature pages of this Registration Statement).